Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62538, 333-104542, 333-118047 and 333-156436 on Form S-8, in Registration Statement Nos. 333-90990 and 333-113337 on Form S-4 and in Registration Statement No. 333-176294 on Form S-3 of Cumulus Media Inc. of our report dated March 30, 2011 (December 15, 2011 as to Note 24) related to the financial statements of Citadel Broadcasting Corporation appearing in this Current Report on Form 8-K of Cumulus Media Inc. dated December 20, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 19, 2011